Exhibit 10.50

Management Incentive Plan - FY2018
Summary Plan Description
Introduction
The Management Incentive Plan (MIP) is a variable annual cash incentive program that rewards performance against annual individual and business-based goals. Individual performance goals designed to support the broader business goals are established each year between eligible participants and their respective managers. The Compensation and Leadership Committee (the Committee) of the Board of Directors (the Board) of Catalent, Inc. (Catalent or the Company) selects the business-based goals for the MIP from among the corporate financial and strategic growth objectives approved each year by the Board.
Eligibility for the MIP is based on several criteria, including position in the organization and past performance. MIP participants are expected to play an important role in achieving the Company’s strategic goals and contributing to the growth of the Company and its people. Key features of the MIP, including funding and the determination and payment of individual awards, are described below.
Market-Based Program
Catalent believes that providing competitive market-based compensation is critical to attracting, engaging and retaining key talent and the critical skill sets and expertise necessary to make Catalent successful. With this in mind, Catalent’s incentive programs, including the MIP, are reviewed on an annual basis taking into account market compensation trends, annual financial goals, and changes in business strategies. Where appropriate, a review is performed and changes are generally agreed prior to the start of the fiscal year, although the Company reserves the right to make changes at any time.
MIP Alignment with Financial Goals
Catalent believes that the MIP acts best as an incentive when there is meaningful alignment between the business performance factors used to measure a participant’s achievement and the participant’s ability to enhance the performance of the overall organization through the participant’s position within the organization. Depending on a participant’s role, the business performance factors can be weighted among one, two, or three organizational levels (i.e., overall Catalent, the principal business unit to which the participant’s efforts are directed (if any), and the principal site and/or region to which the participant’s efforts are directed (if any)). In rare cases, the business performance factors may be weighted differently for participants who support multiple business units and/or sites. The chart below provides several examples of weightings for the business performance factors.